EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE NECESSITY RETAIL REIT ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

New York, February 22, 2023 - The Necessity Retail REIT, Inc.. (Nasdaq: RTL) (“RTL” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties located primarily in the U.S., announced today its financial and operating results for the quarter and year ended December 31, 2022.

Full Year 2022 and Subsequent Events Highlights

•Revenue grew 33% year-over-year to $446.4 million as compared to $335.2 million in prior year
•Net loss attributable to stockholders was $105.9 million, or $0.81 per diluted common share
•Cash Net Operating Income ("Cash NOI") increased 24% to $332.6 million from $268.3 million in the prior year
•Funds from Operations ("FFO") grew 31.8% to $125.6 million compared to $95.3 million in the prior year, or 14.5% to $0.95 per share from $0.83 in 2021
•Adjusted Funds from Operations ("AFFO") grew by 19% to $140.0 million, or to $1.06 per share, which was up 3.9% over $1.02 per share, in the prior year
•Paid dividends of $111.8 million or $0.85 per share of common stock
•Executed 83 new leases for 883,000 square feet in multi-tenant portfolio that will contribute $8.1 million of annualized straight-line rent
•Executed 138 lease renewals for over 1.7 million square feet in multi-tenant portfolio that will contribute $23.0 million in annualized straight-line rent
•Occupancy rose 2.2% to 89.8% from 87.6% as of the end of 2021 at open-air assets and Executed Occupancy and Leasing Pipeline1 at open-air shopping centers grew to 92.4% compared to 89.4% as of the end of 2021
•Acquired 95 properties for $1.4 billion at a cash capitalization rate2 of 7.2% and a weighted average capitalization rate3 8.6%
•High quality portfolio with 53.8% of tenants in single-tenant portfolio and 61.2% of the top 20 tenants, investment grade rated or implied investment grade rated4

Fourth Quarter 2022 Highlights

•Revenue increased 44% to $118.4 million from $82.5 million in the fourth quarter 2021
•Net loss attributable to common stockholders was $33.1 million, or $0.25 per diluted common share
•Cash NOI grew 37% to $87.7 million from $64.1 million in the fourth quarter 2021
•FFO grew 75.2% to $30.5 million compared to $17.4 million for the fourth quarter 2021
•AFFO grew 33% to $35.6 million , and 23% to $0.27 per diluted share over the prior year
•Paid dividends of $28.2 million or $0.21 per share of common stock

CEO Comments

"The last year has been transformative for RTL. We added $1.3 billion of open-air power centers and grocery-anchored shopping centers and successfully drove strong leasing across our portfolio," said Michael Weil, CEO of the Necessity Retail REIT. "Our strong team contributed to year-over-year increases in occupancy in both our single tenant portfolio, up 3.0%, and in our multi-tenant portfolio, up 2.2% to 89.8%, over the prior year. The impact of this growth on our results is reflected in a 23% increase in fourth quarter AFFO per share when compared to 2021. We also completed over $400 million of dispositions during 2022, sharpening our focus on retail properties, lowering our net debt by $52 million and reducing our Net Debt to Adjusted EBITDA ratio by 0.6x compared to the end of the third quarter. We look forward to building on our progress in 2023."

Financial Results

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2022	2021	2022	2021
Revenue from tenants	$118,390	$82,477	$446,438	$335,156

Net loss attributable to common stockholders	$(33,063)	$(40,219)	$(105,854)	$(63,441)
Net loss per common share (a)	$(0.25)	$(0.33)	$(0.81)	$(0.56)

FFO attributable to common stockholders	$30,524	$17,423	$125,600	$95,329
FFO per common share (a)	$0.23	$0.14	$0.95	$0.83

AFFO attributable to common stockholders	$35,560	$26,816	$139,956	$118,013
AFFO per common share (a)	$0.27	$0.22	$1.06	$1.02
(a) All per share data based on 133,716,340 and 123,220,597 diluted weighted-average shares outstanding for the three months ended December 31, 2022 and 2021, respectively, and 132,036,958 and 115,404,635 for the years ended December 31, 2022 and 2021, respectively.

Real Estate Portfolio

The Company’s portfolio consisted of 1,044 net lease properties located in 47 states and the District of Columbia and comprised of 27.9 million rentable square feet as of December 31, 2022. Portfolio metrics include:

•93.7% leased with 7.2 years weighted-average remaining lease term5
•64.7% of leases have contractual rent increases of 0.9% on average based on annualized straight-line rent which increase the cash that is due under these leases over time
•53.8% and 37.2% of annualized straight-line rent in the single-tenant portfolio and from multi-tenant anchor tenants, respectively, was derived from investment grade or implied investment grade tenants
•91% retail properties, 8% distribution properties and 1% office properties (based on annualized straight-line rent)
•59.0% of the retail portfolio, based on straight line rent, is focused on either service6 or experiential retail7 giving the company strong alignment with "e-commerce resistant" real estate

Property Acquisitions

During the three months ended December 31, 2022, RTL acquired two properties for an aggregate purchase price of $3.0 million, with a cash capitalization rate of 7.1% and a weighted-average capitalization rate of 8.2%.

For the year ended December 31, 2022, RTL acquired 95 properties for an aggregate contract purchase price of $1.4 billion with a cash capitalization rate of 7.2% and a weighted-average capitalization rate of 8.6%.

Capital Structure and Liquidity Resources

As of December 31, 2022, the Company had a total borrowing capacity under its credit facility of $505.9 million based on the value of the borrowing base under the credit facility, and, of this amount, $458.0 million outstanding under the credit facility as of December 31, 2022 and $47.9 million remained available for future borrowings. As of December 31, 2022, the Company had $70.8 million of cash and cash equivalents. The Company’s net debt8 to gross asset value9 was 50.8%, with net debt of $2.7 billion.

The Company's percentage of fixed-rate debt was 83.6% as of December 31, 2022. The Company’s total combined debt had a weighted-average interest rate cost of 4.4%10, resulting in an interest coverage ratio of 2.5 times11.

During the year ended December 31, 2022, the Company sold 3,762,559 shares of Class A common stock through the Class A common stock ATM Program for gross proceeds of $33.0 million and net proceeds of $32.2 million, after commissions and fees paid of $0.8 million.

Footnotes/Definitions
1.Includes (i) all leases fully executed by both parties as of January 31, 2023, but after December 31, 2022 and (ii) all leases under negotiation with an executed nonbinding letter of intent (“LOI”) by both parties as of January 31, 2023. This represents four leases fully executed as of January 31, 2023, but after December 31, 2022 totaling approximately 12,500 square feet and 31 LOIs executed as of January 31, 2023 totaling approximately 384,100 square feet, less one termination executed as of January 31, 2023 but after December 31, 2022 for 40,000 square feet. There can be no assurance that LOIs will lead to definitive leases that will commence on their current terms, or at all. Leasing pipeline should not be considered an indication of future performance.
2.Cash capitalization rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease or leases. Cash capitalization rate is calculated by dividing this annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. The weighted-average cash capitalization rate is based upon square feet.
3.Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease or leases. Capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. The weighted-average capitalization rate is based upon square feet.
4.As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade ratings. Implied investment grade ratings may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. The term “parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of December 31, 2022. Based on annualized straight-line rent as of December 31, 2022, single-tenant portfolio tenants are 41.1% actual investment grade rated and 12.7% implied investment grade rated, top 20 tenants were 52.6% actual investment-grade rated and 8.6% implied investment-grade rated and anchor tenants in the multi-tenant portfolio were 30.5% actual investment grade rated and 6.7% implied investment grade rated.
5.The weighted-average is based on annualized straight-line rent as of December 31, 2022.
6.Service retail is defined as single-tenant retail properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, healthcare, and auto services sectors.
7.Experiential retail is defined as multi-tenant properties leased to tenants in the restaurant, discount retail, entertainment, salon/beauty, and grocery sectors, among others. The Company also refers to experiential retail as e-commerce defensive retail.
8.Total debt of $2.3 billion less cash and cash equivalents of $70.8 million as of December 31, 2022. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.
9.Defined as the carrying value of total assets plus accumulated depreciation and amortization as of December 31, 2022.
10.Weighted based on the outstanding principal balance of the debt.
11.The interest coverage ratio is calculated by dividing Adjusted EBITDA by cash paid for interest (interest expense less amortization of deferred financing costs, net, and amortization of mortgage premiums on borrowings, net) for the quarter ended December 31, 2022.

Webcast and Conference Call

RTL will host a webcast and call on February 23, 2023 at 11:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the RTL website, www.necessityretailreit.com, in the “Investor Relations” section.

Dial-in instructions for the conference call and the replay are outlined below.

To listen to the live call, please go to RTL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the RTL website at www.necessityretailreit.com.

Live Call
Dial-In (Toll Free): 1-877-407-0792
International Dial-In: 1-201-689-8263

Conference Replay*
Domestic Dial-In (Toll Free): 1-844-512-2921
International Dial-In: 1-412-317-6671
Conference Number: 13735148
*Available from 3:00 p.m. on February 23, 2023 through May 23, 2023.

About The Necessity Retail REIT, Inc.

The Necessity Retail REIT, Inc. (Nasdaq: RTL) is the preeminent publicly traded real estate investment trust (REIT) focused on
"Where America Shops". RTL acquires and manages a diversified portfolio of primarily necessity-based retail single-tenant and open-air shopping center properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of RTL’s website at www.necessityretailreit.com and on the SEC website at www.sec.gov.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of RTL's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of (i) the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on RTL, RTL's tenants and the global economy and financial markets, and (iii) inflationary conditions and higher interest rate environments, as well as those set forth in the Risk Factors section of RTL's most recent Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in RTL's subsequent reports. Further, forward-looking statements speak only as of the date they are made, and RTL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Accounting Treatment of Rent Deferrals/Abatements
The majority of the concessions granted to the Company's tenants as a result of the COVID-19 pandemic were rent deferrals or temporary rent abatements with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the Financial Accounting Standards Board (“FASB”) and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies are permitted to choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, rental revenue used to calculate Net Income and National Association of Real Estate Investment Trusts (“NAREIT”) FFO has not been, and the Company does not expect it to be, significantly impacted by these types of deferrals. In addition, because the Company currently believes that these deferral amounts are collectable, the Company has excluded from the increase in straight-line rent for AFFO purposes the amounts recognized under accounting principles generally accepted in the United States of America (“GAAP”) relating to these types of rent deferrals. Conversely, for abatements where contractual rent has been reduced, the reduction in revenue is reflected over the remaining lease term for accounting purposes but represents a permanent reduction in revenue and the Company has, accordingly, reduced its AFFO.

Contacts:
Investors and Media:
Email: investorrelations@necessityretailreit.com
Phone: (866) 902-0063

Necessity Retail REIT, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	December 31,
	2022	2021
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$996,293	$729,048
Buildings, fixtures and improvements	3,467,463	2,729,719
Acquired intangible lease assets	644,553	402,673
Total real estate investments, at cost	5,108,309	3,861,440
Less: accumulated depreciation and amortization	(784,946)	(654,667)
Total real estate investments, net	4,323,363	3,206,773
Cash and cash equivalents	70,795	214,853
Restricted cash	17,956	21,996
Deposits for real estate investments	—	41,928
Deferred costs, net	22,893	25,587
Straight-line rent receivable	66,657	70,789
Operating lease right-of-use assets	17,839	18,194
Prepaid expenses and other assets	66,551	26,877
Assets held for sale	—	187,213
Total assets	$4,586,054	$3,814,210

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,808,433	$1,464,930
Credit facility	458,000	—
Senior notes, net	492,319	491,015
Below-market lease liabilities, net	133,876	78,073
Accounts payable and accrued expenses (including $1,838 and $1,016 due to related parties as of December 31, 2022 and 2021, respectively)	64,169	32,907
Operating lease liabilities	19,132	19,195
Derivative liabilities, at fair value	—	2,250
Deferred rent and other liabilities	16,815	9,524
Dividends payable	5,837	6,038
Total liabilities	2,998,581	2,103,932

7.50% Series A cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 12,796,000 shares authorized, 7,933,711 issued and outstanding as of December 31, 2022 and 2021	79	79
7.375% Series C cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 11,536,000 shares authorized, 4,595,175 and 4,594,498 issued and outstanding as of December 31, 2022 and 2021, respectively	46	46
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 134,224,313 and 123,783,060 shares issued and outstanding as of December 31, 2022 and 2021, respectively	1,342	1,238
Additional paid-in capital	2,999,163	2,915,926
Distributions in excess of accumulated earnings	(1,435,794)	(1,217,435)
Total stockholders' equity	1,564,836	1,699,854
Non-controlling interests	22,637	10,424
Total equity	1,587,473	1,710,278
Total liabilities and equity	$4,586,054	$3,814,210

Necessity Retail REIT, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from tenants	$118,390	$82,477	$446,438	$335,156

Operating expenses:
Asset management fees to related party	7,965	7,681	32,026	32,804
Property operating expense	26,848	15,279	101,558	55,431
Impairment of real estate investments	2,323	28,616	97,265	33,261
Acquisition, transaction and other costs	526	774	1,221	4,378
Equity-based compensation [1]	3,555	3,485	14,433	17,264
General and administrative	8,643	5,278	32,365	20,856
Depreciation and amortization	54,099	32,955	195,854	130,464
Total operating expenses	103,959	94,068	474,722	294,458
Operating income (loss) before (loss) gain on sale of real estate investments	14,431	(11,591)	(28,284)	40,698
Gain on sale of real estate investments	(7,247)	3,982	61,368	4,757
Operating income (loss)	7,184	(7,609)	33,084	45,455
Other income (expense):
Interest expense	(34,454)	(22,857)	(118,925)	(81,784)
Other income	1	29	988	91
(Loss) gain on non-designated derivatives	—	(3,950)	2,250	(3,950)
Total other expense, net	(34,453)	(26,778)	(115,687)	(85,643)
Net loss	(27,269)	(34,387)	(82,603)	(40,188)
Net loss attributable to non-controlling interests	43	5	97	9
Allocation for preferred stock	(5,837)	(5,837)	(23,348)	(23,262)
Net loss attributable to common stockholders	$(33,063)	$(40,219)	$(105,854)	$(63,441)

Basic and Diluted Net Loss Per Share:
Weighted-average shares outstanding — Basic and Diluted	133,716,340	123,220,597	132,036,958	115,404,635
Net loss per share attributable to common stockholders — Basic and Diluted	$(0.25)	$(0.33)	$(0.81)	$(0.56)
______

[1]Includes expense related to the amortization of the Company’s restricted common shares and LTIP Units.

Necessity Retail REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended December 31, 2022
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
EBITDA
Net income (loss)	$45,835	$(50,480)	$(50,689)	$(27,269)	$(82,603)
Depreciation and amortization	37,688	46,573	57,494	54,099	195,854
Interest expense	23,740	28,329	32,402	34,454	118,925
EBITDA	107,263	24,422	39,207	61,284	232,176
Impairment of real estate assets	5,942	58,954	30,046	2,323	97,265
Acquisition, transaction and other costs	279	206	210	526	1,221
Equity-based compensation [1]	3,498	3,523	3,857	3,555	14,433
(Gain) loss on sale of real estate investments	(53,569)	(13,438)	(1,608)	7,247	(61,368)
Other income	(18)	(944)	(25)	(1)	(988)
Gain on non-designated derivatives	(2,250)	—	—	—	(2,250)
Adjusted EBITDA	61,145	72,723	71,687	74,934	280,489
Asset management fees to related party	7,826	8,296	7,939	7,965	32,026
General and administrative	6,833	8,390	8,499	8,643	32,365
NOI	75,804	89,409	88,125	91,542	344,880
Amortization of market lease and other intangibles, net	(1,098)	(1,582)	(574)	(1,042)	(4,296)
Straight-line rent	(1,114)	(1,509)	(2,586)	(2,794)	(8,003)
Cash NOI	$73,592	$86,318	$84,965	$87,706	$332,581

Cash Paid for Interest:
Interest expense	$23,740	$28,329	$32,402	$34,454	$118,925
Amortization of deferred financing costs, net	(2,893)	(3,236)	(3,474)	(3,498)	(13,101)
Amortization of mortgage premiums and discounts on borrowings, net	13	(174)	(454)	(477)	(1,092)
Total cash paid for interest	$20,860	$24,919	$28,474	$30,479	$104,732
——
[1]Includes expense related to the amortization of the Company’s restricted common shares and LTIP Units.

Necessity Retail REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended December 31, 2022
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
Net income (loss) attributable to common stockholders (in accordance with GAAP)	$39,934	$(56,259)	$(56,466)	$(33,063)	$(105,854)
Impairment of real estate investments	5,942	58,954	30,046	2,323	97,265
Depreciation and amortization	37,688	46,573	57,494	54,099	195,854
Gain on sale of real estate investments	(53,569)	(13,438)	(1,608)	7,247	(61,368)
Proportionate share of adjustments for non-controlling interests to arrive at FFO	13	(113)	(115)	(82)	(297)
FFO attributable to common stockholders [1]	30,008	35,717	29,351	30,524	125,600
Acquisition, transaction and other costs [2]	279	206	210	526	1,221
Legal fees and expenses — COVID-19 lease disputes [3]	(8)	58	7	55	112
Amortization of market lease and other intangibles, net	(1,098)	(1,582)	(574)	(1,042)	(4,296)
Straight-line rent	(1,114)	(1,509)	(2,586)	(2,794)	(8,003)
Straight-line rent (rent deferral agreements) [4]	(442)	(446)	(27)	(14)	(929)
Amortization of mortgage premiums and discounts on borrowings, net	(13)	174	454	477	1,092
Gain on non-designated derivatives [5]	(2,250)	—	—	—	(2,250)
Equity-based compensation [6]	3,498	3,523	3,857	3,555	14,433
Amortization of deferred financing costs, net	2,893	3,236	3,474	3,498	13,101
Gain on settlement of Prairie Towne liens [7]	—	(887)	—	—	(887)
Expenses attributable to 2023 proxy contest and related litigation [8]	—	—	—	788	788
Proportionate share of adjustments for non-controlling interests to arrive at AFFO	(2)	(5)	(6)	(13)	(26)
AFFO attributable to common stockholders [1]	$31,751	$38,485	$34,160	$35,560	$139,956
______
[1]FFO and AFFO for the three months ended June 30, 2022, the three months ended March 31, 2022 and the year ended December 31, 2022 includes income from a lease termination fee of $5.7 million, $4.5 million and $11.4 million, respectively, which is recorded in Revenue from tenants in the consolidated statements of operations.
[2]Primarily includes prepayment costs incurred in connection with early debt extinguishment as well as litigation costs related to the Merger.
[3]Reflects legal costs incurred related to disputes with tenants due to store closures or other challenges resulting from COVID-19. The tenants involved in these disputes had not recently defaulted on their rent and, prior to the second and third quarters of 2020, had recently exhibited a pattern of regular payment. Based on the tenants involved in these matters, their history of rent payments, and the impact of the pandemic on current economic conditions, the Company views these costs as COVID-19-related and separable from our ordinary general and administrative expenses related to tenant defaults. The Company engaged counsel in connection with these issues separate and distinct from counsel the Company typically engages for tenant defaults. The amount reflects what the Company believes to be only those incremental legal costs above what the Company typically incurs for tenant-related dispute issues. The Company may continue to incur these COVID-19 related legal costs in the future.
[4]Represents amounts related to deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on the Company's consolidated balance sheet but are considered to be earned revenue attributed to the current period for rent that was deferred for purposes of AFFO as they are expected to be collected. Accordingly, when the deferred amounts are collected, the amounts reduce AFFO. For rent abatements (including those qualified for FASB relief), where contractual rent has been reduced, the reduction in revenue is reflected over the remaining lease term for accounting purposes but represents a permanent reduction in revenue and the Company has, accordingly reduced its AFFO.
[5]In the first quarter of 2022, the Company recognized a gain of $2.3 million for the change in value of an embedded derivative (a 7.5% collar on the price of stock/units to be issued in connection with the CIM Portfolio Acquisition). The Company does not consider non-cash gains or losses for embedded derivative fair value adjustments to be capital in nature, nor does it consider them to be part of recurring operations. Accordingly, such gains are excluded for AFFO purposes.
[6]Includes expense related to the amortization of the Company's restricted common shares and LTIP Units related to its multi-year outperformance agreements for all periods presented.
[7]Included in other income for the three months ended June 30, 2022 was a gain of $0.9 million on prior liens incurred on our Prairie Towne property as a result of a settlement with the lien holder during the three months ended June 30, 2022. The Company does not consider this gain to be part of our normal operating performance and has, accordingly, reduced our AFFO for this amount.
[8]Amount relates to costs incurred for the 2023 proxy, including related litigation, that were specifically related to the Company’s 2023 proxy contest and related litigation. The Company does not consider these expenses to be part of its normal operating performance and has, accordingly, increased its AFFO for this amount.

Necessity Retail REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Net loss attributable to stockholders (in accordance with GAAP)	$(40,219)	$(63,441)
Impairment of real estate investments	28,616	33,261
Depreciation and amortization	32,955	130,464
Gain on sale of real estate investments	(3,982)	(4,757)
Proportionate share of adjustments for non-controlling interests to arrive at FFO	53	(198)
FFO attributable to stockholders	17,423	95,329
Acquisition, transaction and other costs	774	4,378
Legal fees and expenses — COVID-19 lease disputes	200	422
Amortization of market lease and other intangibles, net	(1,175)	(4,625)
Straight-line rent	(1,897)	(6,775)
Straight-line rent (rent deferral agreements)	(694)	(3,669)
Amortization of mortgage premiums and discounts on borrowings	4	(968)
Loss on non-designated derivatives	3,950	3,950
Equity-based compensation	3,485	17,264
Amortization of deferred financing costs, net	4,743	12,733
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	3	(26)
AFFO attributable to stockholders	$26,816	$118,013

Necessity Retail REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Adjusted EBITDA
Net loss	$(34,387)	$(40,188)
Depreciation and amortization	32,955	130,464
Interest expense	22,857	81,784
Impairment of real estate assets	28,616	33,261
Acquisition, transaction and other costs	774	4,378
Equity-based compensation	3,485	17,264
Gain on sale of real estate investments	(3,982)	(4,757)
Other income	(29)	(91)
Loss on non-designated derivatives	3,950	3,950
Adjusted EBITDA	54,239	226,065
Asset management fees to related party	7,681	32,804
General and administrative	5,278	20,856
NOI	67,198	279,725
Amortization of market lease and other intangibles, net	(1,175)	(4,625)
Straight-line rent	(1,897)	(6,775)
Cash NOI	$64,126	$268,325

Non-GAAP Financial Measures
This release discusses non-GAAP financial measures we use to evaluate our performance, including FFO, AFFO, Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash NOI. While NOI is a property-level measure, AFFO is based on total Company performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. Additionally, NOI as defined herein, does not reflect an adjustment for straight-line rent but AFFO does include this adjustment. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income (loss), is provided below. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, AFFO and NOI attributable to stockholders.
Caution on Use of Non-GAAP Measures
FFO, AFFO, Adjusted EBITDA, NOI and Cash NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current NAREIT, an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO and AFFO useful indicators of our performance. Because FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Adjusted Funds from Operations
Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a performance measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for consolidated partially-owned entities (including our Operating Partnership) and equity in earnings of unconsolidated affiliates are made to arrive at our proportionate share of FFO attributable to our stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Adjusted Funds from Operations
In calculating AFFO, we start with FFO, then we exclude certain income or expense items from AFFO that we consider to be more reflective of investing activities, such as non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our day to day operating business plan, such as amounts related to litigation arising out of the Company's 2017 merger with American Realty Capital-Retail Centers of America, Inc (the “Merger”). These amounts include legal costs incurred as a result of the litigation, portions of which have been and may in the future be reimbursed under insurance policies maintained by us. Insurance reimbursements are deducted from AFFO in the period of reimbursement. We believe that excluding the litigation costs and subsequent insurance reimbursements related to litigation arising out of the Merger helps to provide a better understanding of the operating performance of our business. Other income and expense items also include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market lease intangibles, amortization of deferred financing costs, straight-line rent, and share-based compensation related to restricted shares, the 2018 multi-year outperformance agreement with the Advisor and the 2021 multi-year outperformance agreement with the Advisor from AFFO, we believe we provide useful information regarding those income and expense items which have a direct impact on our ongoing operating performance.
In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income (loss). All paid and accrued merger, acquisition and transaction related fees and certain other expenses, including costs incurred for the 2023 proxy that were specifically related to our 2023 proxy contest and related litigation, negatively impact our operating performance during the period in which expenses are incurred or properties are acquired and will also have negative effects on returns to investors but are not reflective of our on-going performance. In addition, legal fees and expense associated with COVID-19-related lease disputes involving certain tenants negatively impact our operating performance but are not reflective of our on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss). In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management’s analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used, among other things, to assess our performance without the impact of transactions or other items that are not related to our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) calculated in accordance with GAAP and presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to pay dividends. FFO and AFFO may include income from lease termination fees, which is recorded in revenue from tenants in our consolidated statements of operations.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income.
We believe that Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, other non-cash items such as expense related to our multi-year outperformance agreement with the Advisor and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income (loss) as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unleveraged basis. We use NOI to assess and compare property level performance and to make decisions concerning the operations of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). NOI excludes certain items included in calculating net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or our ability to pay dividends.
Cash NOI is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income (loss), as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs calculate and present Cash NOI.
Cash paid for interest is calculated based on the interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net. Management believes that cash paid for interest provides useful information to investors to assess our overall solvency and financial flexibility. Cash paid for interest should not be considered as an alternative to interest expense as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to our financial information prepared in accordance with GAAP.